News Release

Visa Announces Departure of Vice Chair, Chief Financial Officer Vasant Prabhu

Prabhu to remain at Visa through September 2023 to ensure a successful transition

SAN FRANCISCO, CA — February 16, 2023 — Visa (V: NYSE) today announced that Vice Chair, Chief Financial Officer Vasant Prabhu will depart the Company on Sept. 30, 2023.

Prabhu, who joined Visa as CFO in 2015, will assist the Company with the search for and onboarding of his replacement, allowing sufficient time for a smooth and successful transition to his successor before he steps down from his role as Vice Chair, Chief Financial Officer.

“I want to thank Vasant for his outstanding strategic and financial leadership over the past eight years,” said Visa Chief Executive Officer Ryan McInerney. “Vasant has played an integral role in shaping Visa’s strategic transformation as we evolved our business to a network of networks, introduced new revenue growth drivers including new flows and value added services and executed acquisitions to advance our strategy. He has also built a strong finance team at Visa. We appreciate the impact he has had on our business and his full support as we search for his successor.”

“Vasant has made many significant contributions to our business during a period of fundamental change in the payments ecosystem,” said Al Kelly, Visa Executive Chairman. “I am grateful to him for our long and successful partnership and what I know will be an enduring friendship. We look forward to wishing him the very best when he transitions to his next chapter later this year.”

Prabhu said, “It has been the privilege of my career to have worked with such an extraordinary team during my tenure at Visa. I am grateful to have played a part in the tremendous growth of one of the world’s most well-respected brands during a time of inflection in the company’s history. As I retire, I know that the company is well positioned to continue to grow and take full advantage of the revolution in payments around the globe. I wish Al, Ryan and the team continued success.”

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About Visa
Visa (NYSE: V) is a world leader in digital payments, facilitating transactions between consumers, merchants, financial institutions and government entities across more than 200 countries and territories. Our mission is to connect the world through the most innovative, convenient, reliable and secure payments network, enabling individuals, businesses and economies to thrive. We believe that economies that include everyone everywhere, uplift everyone everywhere and see access as foundational to the future of money movement. Learn more at Visa.com.
Contacts
Media Relations: Andy Gerlt, +1 650-432-2990, Press@visa.com
Investor Relations: Jennifer Como, +1 650-432-7644, InvestorRelations@visa.com